FOR IMMEDIATE RELEASE

American Realty Capital Properties Adds $250 Million of Commitments to Existing Credit Facility, Increasing Facility Capacity to $1.7 Billion; Closes $10 Million Convertible Senior Notes Over-allotment

Over-Allotment Increases Notes Offering Proceeds to $310 Million

Financings from Notes Offering and Credit Facility will Provide Additional Capacity and Flexibility to ARCP to Execute its Acquisitions Strategy

New York, New York, August 2, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it had received additional financing commitments totaling $250.0 million under its existing credit facility, including a $200.0 million commitment from a new syndicate lender. With these additional commitments, the total amount of funding available to ARCP under the credit facility will increase to $1.7 billion, subject to customary conditions. The facility also has an accordion feature that allows ARCP, with additional commitments, to borrow up to $2.5 billion.

ARCP also announced that it had sold an additional $10 million in 3.00% Convertible Senior Notes due 2018 (the “Notes”) pursuant to the underwriters’ partial exercise of an over-allotment option ARCP granted to the underwriters under the previously disclosed July 23, 2013 underwriting agreement. The underwriters provided notice of their partial exercise of the over-allotment option on July 29, 2013. As a result of the completed Notes offering and partial exercise of the over-allotment option, ARCP received $299.925 million in aggregate net proceeds from the sale of the Notes and intends to use the net offering proceeds (a) to repay outstanding indebtedness under its existing credit facility (which will increase the availability of funds under the facility); and (b) for other general corporate purposes which include investing in properties in accordance with its investment objectives.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP added, “We appreciate the support of our lending group with $250 million of additional commitments and welcome a new lender to our credit facility. Additionally, completing our Convertible Senior Notes offering gives ARCP significant additional capital at a very competitive price. This will enable us to continue to execute our acquisition program on a basis that is accretive to our earnings and consistent with our long-term plan to ladder our borrowings. This $310 million of long-term, fixed rate debt financing cements our track record as an unsecured debt issuer.”

J.P. Morgan, Citigroup, Barclays, BMO Capital Markets and KeyBanc Capital Markets acted as joint bookrunners for the Notes offering. JMP Securities, Ladenburg Thalmann & Co. Inc. and RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC, acted as co-managers for the Notes offering.

A registration statement related to the Notes was declared effective by the Securities and Exchange Commission. The offering of Notes was made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and the accompanying base prospectus related to the Notes may be obtained from either J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1+ (866) 803-9204, or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1+ (800) 831-9146.

Realty Capital Securities, LLC is owned by an entity which is under common ownership with ARCP’s sponsor, AR Capital, LLC.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding ARCP and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500